Exhibit 99.1

Shenandoah Telecommunications Company Announces Planned Retirement of Chief Operating Officer Earle Mackenzie

EDINBURG, Va., May 22, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (NASDAQ:SHEN) announced today that Executive Vice President and Chief Operating Officer Earle A. MacKenzie has informed the company of his intent to retire.  Shentel has retained Spencer Stuart, an executive search firm, to initiate an open and comprehensive search for Mr. MacKenzie’s replacement.  Mr. MacKenzie has agreed to stay with the company until his successor is hired and for a period of time thereafter to ensure a smooth transition of responsibilities.

Mr. MacKenzie’s decision to retire will cap a remarkable career of 42 years in the telecommunications industry, the last fourteen spent at Shentel.  When he joined the Company in 2003, it was a small rural telecommunications provider with annual revenues totaling $105.9 million.  At that time, the Company was providing telephone services to just under 25,000 access lines and cable television service to fewer than 8,700 customers in the northern Shenandoah Valley of Virginia, while serving 98,000 PCS subscribers in a Mid-Atlantic market area with a population of 2.0 million people.  At the end of first quarter 2017, Shentel was serving 960,700 PCS customers in a market area of over 5.5 million, 77,925 cable and high-speed internet customers, and 18,160 telephone access lines.  Annual revenues for 2016 were $535.3 million.

“Earle has made significant contributions to Shentel’s continued success over the years,” said President and CEO Christopher E. French.  “His insightful leadership has helped our company to achieve significant growth in a fast-changing, competitive industry.  Earle has played a key role in the execution of Shentel’s growth strategy, including helping to ensure that a top notch team is in place as we continue to build on our historic successes.  We look forward to working with Earle through the transition period and wish him the best in his well-earned retirement.”

Mr. MacKenzie commented, “I am truly honored to have been a part of such a talented and dedicated management team for the last fourteen years and am extremely proud of what Shentel has accomplished during that time.  Shentel is stronger than ever, and I am confident that we have the team to further extend its success.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

For further information, please contact Christopher E. French at 540-984-4141.

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
(203)972-9200
jnesbett@institutionalms.com